EXHIBIT 99.1

DIVIDEND PRESS RELEASE ON MARCH 16, 2006

Merrill Merchants Bancshares, Inc. Declares a 3% Stock Dividend and an Increase in Cash Dividend of 17%

Bangor, Maine, March 16, 2006: Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the "Company") (NASDAQ:MERB), the parent company of Merrill Merchants Bank, announced that the Company has declared a 3% stock dividend to all shareholders of record as of March 31, 2006, for distribution on April 7, 2006. Mr. Clift stated, “This is the eleventh consecutive year the Company has paid a stock dividend. Providing a return to our shareholders remains a top priority for the Company.”

In addition, the Company has declared a cash dividend of $.17 per share on the Company’s common stock for the first quarter of 2006. This is an increase of 17% over last year’s first quarter dividend. The cash dividend will be payable to all shareholders of record as of April 14, 2006, and will be paid on April 28, 2006.

Mr. Clift also announced that Merrill Merchants Bancshares, Inc. has scheduled the 2006 Annual Meeting of Shareholders to be held Thursday, May 4, 2006, at the Bangor Motor Inn located at 701 Hogan Road, Bangor, Maine, beginning at 5:00 p.m.

The Company’s subsidiary, Merrill Merchants Bank is headquartered in Bangor, Maine. Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine. The Bank is a “Preferred Lender” of the Small Business Administration.

For further information contact:
Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800